EXHIBIT 11

                             VIVRA INCORPORATED
                       COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)




                                                  Three Months Ended
                                                    February 29/28,
                                                  1996           1995
                                                 -----          -----
PRIMARY:
   Average shares outstanding                    36,851         31,988
   Stock options granted to employees, based
     on the treasury-stock method using
     average market price                           655 *          806 *
                                               --------        -------
   Total                                         37,506         32,794

Net earnings                                   $ 11,074        $ 8,469
                                               ========        =======

Net Earnings per share                         $    .30        $   .26
                                               ========        =======

FULLY DILUTED:
   Average shares outstanding                    36,851         31,988
   Stock options granted to employees, based
     on the treasury-stock method using
     quarter end market price, if higher than
     average market price                           747 *          902 *
                                               --------        -------
   Total                                         37,598         32,890

Net earnings                                   $ 11,074        $ 8,469
                                               ========        =======

Net Earnings per share                         $    .30        $   .26
                                               ========        =======


_____________

* As the dilutive Common Stock equivalents are less than 3% of the weighted average outstanding shares, they have not been included in the computation of earnings per share as shown in the Condensed Consolidated Financial Statements.